Laura Alber and Glenda Flanagan Join Fitbit, Inc.'s Board of Directors
Seasoned executives bring deep experience leading major brands through significant growth

SAN FRANCISCO - June 1, 2016 - Fitbit, Inc. (NYSE: FIT) today announced that Laura Alber, president and chief executive officer of Williams-Sonoma, Inc., and Glenda Flanagan, executive vice president and chief financial officer of Whole Foods Market, have joined the Fitbit, Inc. board of directors.

“Laura and Glenda each bring a wealth of experience driving the growth and transformation of leading consumer and health-related brands. Their insight, experience, and leadership will help guide us as we continue our global expansion and evolution as a leading consumer health platform and brand,” said James Park, CEO and chairman of the board of directors.

Ms. Alber has served as the president and CEO of Williams-Sonoma, Inc. since 2010, leading growth strategies and strengthening brand reputation for the company’s portfolio of multi-channel brands. In 2015, Fortune magazine named Ms. Alber to its “Businessperson of the Year” list, recognizing her for the strong sales performance and digital transformation of the Williams-Sonoma brands.

“Fitbit has built an incredibly strong global consumer brand in a relatively short amount of time, and that speaks to the power the company has to truly change lives. They have made the wearables category what it is today, and I look forward to working with them as they continue to expand across the globe and shape the future of digital health,” said Alber.

Since joining Whole Foods Market as CFO in 1988, Ms. Flanagan has played a major role in the development of the company from six stores in the late 1980s and going public in 1992, to 450 stores and more than $15 billion in sales today. She is a member of the boards of directors of Whole Planet Foundation, Whole Cities Foundation and Whole Kids Foundation, as well as public company Credit Acceptance Corporation.  In February 2015, Fortune Magazine cited Ms. Flanagan as the longest-sitting CFO among the then 58 women CFOs at Fortune 500 companies.

“Fitbit and Whole Foods Market share a commitment to helping people make healthier choices every day,” said Ms. Flanagan. “I am thrilled to work with James and the rest of the Fitbit team to help continue scaling the business at a rapid pace, with the same high degree of fiscal diligence applied in the Company’s first nine years of business.”

Ms. Alber and Ms. Flanagan joined effective as of June 1, 2016.

About Fitbit, Inc. (NYSE:FIT)
Fitbit helps people lead healthier, more active lives by empowering them with data, inspiration and guidance to reach their goals. As the leader in the connected health and fitness category, Fitbit designs products and experiences that track everyday health and fitness. Fitbit’s diverse line of award-winning products includes Fitbit Surge™, Fitbit Blaze™, Fitbit Charge HR™, Alta™, Fitbit Charge™, Fitbit Flex®, Fitbit One® and Fitbit Zip® activity trackers, as well as the Aria® Wi-Fi Smart Scale. Fitbit products are carried in over 50,000 retail stores and 63 countries around the globe.

Fitbit, the Fitbit logo, Fitbit Surge, Fitbit Blaze, Fitbit Charge HR, Alta, Fitbit Charge, Fitbit Flex, Fitbit One, Fitbit Zip, and Aria are trademarks, service marks and/or registered trademarks of Fitbit in the United States and in other countries. All other trademarks, service marks, and product names used herein are the property of their respective owners.

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Media Contact:
Jen Ralls
PR@fitbit.com
415-941-0037